Exhibit 99.1

Syntel Reports Second Quarter 2016 Financial Results

Highlights:

•	Q2 revenue of $246M, up 3% from year-ago quarter, and 2% sequentially

•	Q2 EPS of $0.70 per diluted share, down 3% from year-ago quarter, and up 11% sequentially

•	Q2 cash & short term investments of $1.1B

•	Global Headcount of 23,773 on June 30, 2016, versus 23,006 in the year ago quarter

TROY, Mich. – July 21, 2016 – Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the second quarter, ended June 30, 2016.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased three percent to $246 million from $239.8 million in the prior-year period, and two percent from $241.4 million in the first quarter of 2016. During the second quarter, Banking and Financial Services accounted for 48.9 percent of total revenue, with Retail, Logistics and Telecom at 16.9 percent, Healthcare and Life Sciences at 16.3 percent, Insurance at 13.1 percent, and Manufacturing at 4.8 percent.

The Company’s gross margin was 37 percent in the second quarter, compared to 38 percent in the prior-year period and 37.2 percent in the first quarter of 2016. Selling, General and Administrative (SG&A) expenses were 7.4 percent of revenue in the second quarter, compared to 9.1 percent in the prior-year period and 12.3 percent in the previous quarter.

The second quarter income from operations was 29.6 percent of revenue as compared to 28.9 percent in the prior-year period and 24.9 percent in the first quarter. The sequential rise in operating margin during the second quarter primarily reflects the favorable impact of currency-related balance sheet translations, which was partially offset by immigration expenses and offshore wage increases.

Net income for the second quarter was $58.8 million or $0.70 per diluted share, compared to $60.6 million or $0.72 per diluted share in the prior-year period and net income of $53.1 million or $0.63 in the first quarter of 2016.

During Q2, Syntel spent $5.7 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $1.1 billion. The Company ended the quarter with 23,773 employees globally.

Operational Highlights

“I was pleased to see sequential improvement in the insurance segment as we focused on converting our pipelines,” said Syntel CEO and President Nitin Rakesh. “Parts of this segment are still recovering; however, we continue to anticipate improving growth for insurance later this year. While we made steady progress this quarter, we are seeing added uncertainty which is contributing to volatility in customer spending. We are adjusting our outlook to reflect this.”

“Our customers across every industry are investing in transformation to gain competitive advantage, but they continue to struggle with high costs and latencies inherent in aging systems and applications that are prevalent across Global 2000 organizations,” said Rakesh.

“Syntel’s digital modernization solution powered by our SyntBots recursive automation platform offers a robust combination of technology and services to help our customers execute and fund their strategic initiatives, thereby mitigating impediments to growth and business agility.”

2016 Guidance

Based on current visibility levels and an exchange rate assumption of 67 Indian rupees to the dollar, the Company currently expects 2016 revenue of $980 million to $1,010 million and EPS in the range of $2.55 to $2.70.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2016 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 28, 2016 by dialing (855) 859-2056 and entering “48344679”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Europe and International: Rani Gill, Flame PR, +44 0203 357 9746, Syntel@flamepr.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015
Net revenues	$246,018	$239,797	$487,408	$460,396
Cost of revenues	155,033	148,704	306,699	290,489

Gross profit	90,985	91,093	180,709	169,907
Selling, general and administrative expenses	18,265	21,728	47,942	57,110

Income from operations	72,720	69,365	132,767	112,797
Other income, net	4,875	9,887	8,971	19,225

Income before provision for income taxes	77,595	79,252	141,738	132,022
Income tax expense	18,804	18,673	29,890	31,422

Net income	$58,791	$60,579	$111,848	$100,600

Other comprehensive income
Foreign currency translation adjustments	$(16,094)	$(16,546)	$(17,334)	$(5,920)

Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	970	2,413	1,803	5,178
Reclassification adjustment for gains included in net income	(1,130)	(1,712)	(69)	(2,905)

	(160)	701	1,734	2,273

Defined benefit pension plans:
Net profit arising during period	—	—	—	—
Amortization of prior service cost included in net periodic pension cost	19	34	35	59

	19	34	35	59
Other comprehensive loss, before tax	(16,235)	(15,811)	(15,565)	(3,588)
Income tax benefit (expenses) related to other comprehensive income (loss)	22	(547)	(713)	(1,033)

Other comprehensive loss, net of tax	(16,213)	(16,358)	(16,278)	(4,621)

Comprehensive income	$42,578	$44,221	$95,570	$95,979

EARNINGS PER SHARE:
Basic	$0.70	$0.72	$1.33	$1.20
Diluted	$0.70	$0.72	$1.33	$1.20

Weighted average common shares outstanding:
Basic	84,140	83,936	84,126	83,922

Diluted	84,278	84,135	84,272	84,131

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) June 30, 2016	(Audited) December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$702,446	$500,499
Short term investments	395,385	540,045
Accounts receivable, net of allowance for doubtful accounts of $619 at June 30, 2016 and $622 at December 31, 2015, respectively	127,605	136,926
Revenue earned in excess of billings	37,240	30,448
Deferred income taxes and other current assets	50,977	44,575

Total current assets	1,313,653	1,252,493

Property and equipment	224,036	217,922
Less accumulated depreciation and amortization	116,553	112,146

Property and equipment, net	107,483	105,776

Goodwill	906	906
Non current term deposits with banks	227	77
Deferred income taxes and other non current assets	63,867	64,018

TOTAL ASSETS	$1,486,136	$1,423,270

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$51,689	$60,339
Income taxes payable	16,235	11,305
Accounts payable and other current liabilities	40,983	37,892
Deferred revenue	4,050	7,716
Loans and borrowings	12,725	129,981

Total current liabilities	125,682	247,233

Other non current liabilities	18,359	17,592
Non current loans and borrowings	84,375	—

TOTAL LIABILITIES	228,416	264,825

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	1,257,720	1,158,445

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,486,136	$1,423,270